Exhibit 99.2

March 17, 2005

Matt Bousquette

President Mattel Brands

Dear Matt,

I am pleased to inform you that if you accept this letter agreement, you will be named as a participant eligible for enhanced benefits under the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (the “New SERP”), subject to various terms and conditions, including those set forth in this letter agreement.

Because of the enactment of a new federal income tax law affecting nonqualified deferred compensation, including supplemental retirement plans (the “New Tax Law”), the Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan, dated as of May 1, 1996, as amended by Amendment No. 1 dated as of November 4, 1999 (as so amended, the “Prior SERP”) has been frozen as of December 31, 2004. The Prior SERP benefits that were vested as of that date are not subject to the New Tax Law, and will continue to be provided under the Prior SERP, unless you accept the enhanced benefits described below and waive your Prior SERP benefits. Benefits that were not vested as of that date will be governed by the New SERP, which is subject to and designed to comply with the New Tax Law.

The New SERP is described in the enclosed summary. A copy of the plan document for the New SERP is available, upon request. In the event of any conflict between this letter agreement or the enclosed summary and the plan document for the New SERP, the plan document for the New SERP will control.

The New SERP has two types of benefits: Part A Benefits, which are computed using the same formula as the Prior SERP, and Part B Benefits, which are enhanced benefits for which selected participants, including you, are eligible. This letter agreement constitutes an amendment to your Employment Agreement with Mattel dated January 31, 2000, and effective as of April 1, 1999, as amended by the letter agreements dated February 10, 2000, and July 20, 2000 (as so amended, your “Employment Agreement”), in the following respects:

(1) the references in Sections 5(d)(vi) and 5(e)(v) of your Employment Agreement to the “Mattel Supplemental Executive Retirement Plan” shall be deemed to refer to the New SERP, rather than the Prior SERP;

(2) the letter agreement dated July 20, 2000, referred to above is superseded in its entirely by this letter agreement; and

(3) for purposes of determining your Part B Benefit under the New SERP, the condition set forth Section 5.3(b) of the New SERP shall be deemed to be satisfied if your employment with Mattel is terminated (i) by Mattel without Cause (as defined in your Employment Agreement) or (ii) by you for Good Reason (as defined in your Employment Agreement) after you have attained fifty-two years of age.

In order to be eligible for a Part B Benefit, you must agree to waive your right to benefits under the Prior SERP by accepting this letter agreement as set forth below. Please note that if you do accept this letter agreement, there is no guarantee that you will actually receive any benefits under the New SERP, as they remain subject to your compliance with the requirements of the New SERP regarding your conduct during and after employment.

If you accept this letter agreement, I would appreciate it if you would sign, date and return a copy to me.

Sincerely,

MATTEL, INC.

By:	/s/ Alan Kaye
Alan Kaye
SVP Human Resources

Agreed to and accepted by:

/s/ Matthew C. Bousquette
Matt Bousquette
Date: April 4, 2005